Exhibit 10.26

Bill of Sale and Assignment and Assumption Agreement

This Bill of Sale and Assignment and Assumption Agreement (the “Agreement”), effective as of May 1, 2017 (the “Effective Date”), is by and between Arkados Group, Inc., a Delaware corporation (“Assignor”) and Arkados Energy Solutions, LLC, a wholly-owned subsidiary of Assignor (“Assignee”).

Whereas, Assignor entered into an Asset Purchase Agreement with SolBright Renewable Energy, LLC (“SolBright”), a South Carolina limited liability company on May 1, 2017 (the “Purchase Agreement”) pursuant to which Assignor purchased the Assets and assumed the Assumed Liabilities. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement;

Whereas, Assignor intends to operate the business acquired from Solbright by its purchase of the Assets and its assumption of the Assumed Liabilities through Assignee, and, therefore, desires to sell, assign and transfer all of its rights, title and interests in the Assets and all of its obligations in the Assumed Liabilities to Assignee.

Now, Therefore, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Assignment and Assumption. Assignor hereby sells, assigns, transfers, grants, delivers and conveys to Assignee (i) all of Assignor’s rights, title, and interest in and to the Assets, free and clear of all liens and encumbrances except for (A) the first priority security interest granted to AIP Asset management Inc. (the “Secured Party”) in the “Pledged Collateral” as that term is defined in that certain Security Agreement entered into by the parties thereto on April 24, 2017 in connection with and as a condition to the execution of that certain Note Purchase Agreement by and between the Assignor and the Secured Party dated April 20, 2017, and (B) the second priority lien on the accounts receivable of the Assignee and the Assignor, as the case may be, relating to the solar engineering, procurement and construction business of SolBright transferred to the Assignee by way of this Agreement, and (ii) all of its obligations under the Assumed Liabilities. Assignee hereby accepts such assignment of, and all right, title and interest in, the Assets and assumes the Assumed Liabilities as of the date hereof.

2.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

3.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.         Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances, and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[signature page follows]

In witness whereof, the parties have executed this Assignment and Assumption Agreement to be effective as of the date first above written.

Assignor:

Arkados Group, Inc.

By:	/s/Terrence DeFrnco

Name: Terrence DeFranco
Title: Chief Executive Officer

Assignee:

Arkados Energy Solutions, LLC

By:	/s/Terrence DeFranco

Name: Terrence DeFranco
Title: Manager

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